UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 27, 2026

QUOIN PHARMACEUTICALS LTD.
(Translation of registrant’s name into English)

State of Israel	001-37846	92-2593104
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

42127 Pleasant Forest Court Ashburn, VA	20148-7349
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (703) 980-4182

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
American Depositary Shares, each representing Thirty-five (35) Ordinary Shares, no par value per share	QNRX	The Nasdaq Stock Market LLC
Ordinary Shares, no par value per share*		N/A

*	Not for trading, but only in connection with the registration of the American Depositary Shares pursuant to requirements of the Securities and Exchange Commission.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Private Placement Offering

On August 27, 2026, Quoin Pharmaceuticals Ltd. (the “Company” or “Quoin”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) with several institutional and accredited investors (the “Purchasers”) for the issuance and sale in a private placement (the “Private Placement”) of securities for gross proceeds of up to approximately $50.0 million, before deducting placement agent fees and other expenses payable by the Company, consisting of approximately $30.8 million to be received on the Closing Date (as defined below) and up to an additional $19.2 million that may be received upon the potential cash exercise of the Ordinary Warrants (as defined below) at the election of the Purchasers. The Purchase Agreement provides for the issuance and sale of 6,305,300 American Depositary Shares (“ADSs”) (or pre-funded warrants to purchase ADSs in lieu thereof (the “Pre-Funded Warrants”)) and accompanying ordinary warrants (the “Ordinary Warrants” and, together with the Pre-Funded Warrants, the “Warrants”)) to purchase up to an aggregate of 3,152,650 ADSs. Each ADS represents 35 ordinary shares (the “Ordinary Shares”), no par value per share, of the Company. The ADSs issuable pursuant to the exercise of the Pre-Funded Warrants and the Ordinary Warrants are collectively referred to as the “Warrant ADSs”.

The ADSs and accompanying Ordinary Warrants will be issued at a combined purchase price of $4.88 (the “Unit Purchase Price”), and the Pre-Funded Warrants and accompanying Ordinary Warrants will be sold at a combined purchase price of $4.8799 per Pre-Funded Warrant and accompanying Ordinary Warrant, which equals the Unit Purchase Price less $0.0001, which is in turn equal to the exercise price of each Pre-Funded Warrant. The Unit Purchase Price was equal to the Nasdaq Minimum Price, as defined in Nasdaq Listing Rule 5635(d), plus $0.0625.

Certain of the Company’s directors and officers (the “Insider Participants”) will be participating in the Private Placement. The Insider Participants purchased an aggregate of 57,370 ADSs and accompanying Ordinary Warrants for a total purchase price of approximately $280,000, at a combined purchase price of $4.88 per ADS and accompanying Ordinary Warrant. The Insider Participants’ purchase price complied with the Nasdaq consolidated closing bid price rule.The Insider Participants’ participation in the Private Placement was approved by both the Audit Committee of the Board of Directors and the Board of Directors.

The Private Placement is expected to close on August 31, 2026 (the “Closing Date”), subject to the satisfaction of customary closing conditions. The Company expects to receive net proceeds of approximately $29.0 million from the Private Placement on the Closing Date, after deducting estimated offering expenses payable by the Company, including placement agent fees and expenses. Quoin intends to use the upfront net proceeds from the private placement for general corporate purposes, which may include operating expenses, research and development, including completion of clinical development of QRX003 for Netherton Syndrome, working capital, future acquisitions and general capital expenditures. The aggregate net proceeds (assuming the cash exercise of all accompanying Ordinary Warrants) are expected to be sufficient to fund the Company into the second half of 2029.

Leerink Partners is serving as lead placement agent in connection with the Private Placement, and BTIG and Lake Street are acting as co-placement agents. The Company expects to pay (i) placement fees to the placement agents equal in the aggregate to 6.0% of the aggregate gross proceeds of the Private Placement, and (ii) reimbursement for reasonable out-of-pocket expenses. The placement agents will be entitled to an additional placement fee equal to 6.0% of the cash exercise fee received by the Company for all cash exercises of the Ordinary Warrants.

Description of the Warrants

A holder of Warrants may not exercise any portion of such holder’s Warrants for ADSs to the extent that the holder, together with its affiliates, would beneficially own more than 4.99% of the number of Ordinary Shares outstanding immediately after giving effect to the issuance of the Ordinary Shares represented by the Warrant ADSs issuable upon exercise of such Warrant. By written notice to the Company, a Holder of a Warrant may from time to time increase or decrease the 4.99% limitation to any other percentage not in excess of 9.99% specified in such notice; provided that any increase in such beneficial ownership limitation will not be effective until the 61st day after such notice is delivered to the Company; provided further, that any such increase will not be effective until after obtaining the shareholder approval described under “Securities Purchase Agreement.”

The Pre-Funded Warrants will have an exercise price of $0.0001 per ADS. The Pre-Funded Warrants are exercisable at any time after their original issuance, subject to the beneficial ownership limitation (as described above) and will not expire until exercised in full. In addition, the Pre-Funded Warrants may be exercised, in whole or in part, any time after issuance by means of cashless exercise.

The Ordinary Warrants are exercisable at any time after their original issuance, subject to the beneficial ownership limitation (as described above). The Ordinary Warrants have an exercise price of $6.10 per ADS and may be exercised until the earlier of (i) five years from the Closing Date or (ii) 30 days after the Company's public announcement that the primary endpoint has been met in the clinical trial CL-QRX003-004 for the treatment of Netherton Syndrome.

If at the time of exercise on a date that is six months after the issuance of the Ordinary Warrants (the “Cashless Exercise Deadline”), there is no effective registration statement registering, or the prospectus contained therein is not available for the resale of, the Ordinary Warrant ADSs, the Ordinary Warrants may be exercised, in whole or in part, at such time by means of a “cashless exercise,” provided that if the Securities and Exchange Commission (the “SEC”) is closed for operations due to a government shutdown, the Cashless Exercise Deadline shall be extended by the same amount of days that the SEC remains closed for operations.

The exercise price and number of ADSs issuable upon exercise of the Warrants are subject to appropriate adjustment in the event of stock dividends, stock splits, changes in ADS ratio, reorganizations or similar events affecting our ADSs and the exercise price.

The foregoing does not purport to be a complete description of the Pre-Funded Warrants or the Ordinary Warrants and is qualified in its entirety by reference to the full text of such documents, which are filed as Exhibits 4.1 and 4.2, respectively, to this Form 8-K and incorporated herein by reference.

Securities Purchase Agreement

The Purchase Agreement contains customary representations, warranties and covenants by the Company, customary conditions to closing, indemnification obligations of the Company and the Purchasers signatory thereto, including for liabilities under the Securities Act of 1933, as amended (the “Securities Act”), other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Purchase Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement and may be subject to limitations agreed upon by the contracting parties.

Pursuant to the terms of the Purchase Agreement, the Company agreed, subject to certain exceptions, to not enter into any equity financings until the later of (a) 90 days after the Closing Date and (b) the business day immediately following the effective date of the registration statement filed pursuant to the Registration Rights Agreement (as defined below) (the “Initial Standstill Period”).

The Purchase Agreement further provides for the Company to hold a meeting of its shareholders within 90 days after the Closing Date for the purpose of seeking shareholder approval to amend any limitation on ownership of Ordinary Shares (including Ordinary Shares represented by ADSs) imposed on (a) the Purchasers and (b) the investors under that certain Securities Purchase Agreement, dated as of October 10, 2025, by and among the Company and the investors party thereto (the “October 2025 Purchase Agreement”) in each case so that such limitation (including, without limitation, the beneficial ownership limitation and any corresponding limitation on voting power) is increased from 4.99% to 9.99% of the number of Ordinary Shares (including Ordinary Shares represented by ADSs) outstanding immediately after giving effect to the issuance of the applicable securities, both for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and for purposes of Section 270(5) under the Israeli Companies Law, 5759-1999.

 The foregoing does not purport to be a complete description of the Purchase Agreement and is qualified in its entirety by reference to the full text of the form of such document, which is filed as Exhibit 10.1 to this Form 8-K and incorporated herein by reference.

Registration Rights Agreement

In connection with the Private Placement, the Company and the Purchasers entered into a Registration Rights Agreement (the “Registration Rights Agreement”) pursuant to which the Company has agreed to prepare and file a registration statement (the “Initial Registration Statement”) with the SEC registering the resale of the ADSs and the Warrant ADSs no later than 30 days after the Closing Date, to use its commercially reasonable efforts to have the registration statement declared effective at the earliest possible date but no later than the earlier of (a) the 60th calendar day following the initial filing date of the Initial Registration Statement if the SEC notifies the Company that it will review the Initial Registration Statement and (b) the fifth Business Day after the date the Company is notified (orally or in writing, whichever is earlier) by the SEC that the Initial Registration Statement will not be “reviewed” or will not be subject to further review. The Registration Rights Agreement further provides that the Company shall use commercially reasonable efforts to keep such registration statement continuously effective and available for resale of the ADSs and the Warrant ADSs until the earlier of (i) the date on which the Purchasers shall have resold all such ADSs and (ii) the date on which such securities may be resold by the Purchasers without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information requirement under Rule 144 under the Securities Act or any other rule of similar effect.

The foregoing does not purport to be a complete description of the Registration Rights Agreement and is qualified in its entirety by reference to the full text of the form of such document, which is filed as Exhibit 10.2 to this Form 8-K and incorporated herein by reference.

Lock-Up Agreements

In connection with the Private Placement, each of the Company’s directors and officers entered into a lock-up agreement (each a “Lock-Up Agreement” and collectively, the “Lock-Up Agreements”) dated August 20, 2026. Under the Lock-Up Agreements, the Company’s directors and officers agreed not to take any of the following actions without the Leerink Partners’ prior written consent for a period ending on the date that is the later of (a) 90 days after the Closing Date and (b) the effective date of the Initial Registration Statement (the “Lock-Up Period”):

•	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any ADSs or Ordinary Shares or any securities convertible into or exchangeable or exercisable for ADSs or Ordinary Shares, whether now owned or hereafter acquired by the undersigned or with respect to which the undersigned has or hereafter acquires the power of disposition (collectively, the “Lock-Up Securities”), or exercise any right with respect to the registration of any of the Lock-Up Securities, or file or cause to be filed any registration statement in connection therewith, under the Securities Act; or

•	enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Lock-Up Securities, whether any such swap or transaction is to be settled by delivery of ADSs or Ordinary Shares or other securities, in cash or otherwise.

Notwithstanding these limitations, our securities may be transferred under limited circumstances, including, without limitation, by gift, will or intestate succession.

Exchange Agreements

On August 27, 2026, the Company entered into Exchange Agreements (each an “Exchange Agreement”) with three investors, including two of the Company’s directors (the “2020 Noteholders”). Each of the 2020 Noteholders had previously purchased a promissory note from Quoin Pharmaceuticals, Inc. (“Quoin Inc.”) dated October 2, 2020 (the “2020 Note”). In connection with the merger transaction (the “Merger”) of Quoin Inc. with Cellect Biotechnology Ltd., the outstanding principal and accrued but unpaid interest of the 2020 Notes was to automatically convert into shares of the Company. The accrued interest on the 2020 Notes was not accounted for at the Merger closing and therefore the Company shares issued to the 2020 Noteholders was under-allocated, resulting in accrued and unpaid interest of approximately $1,146,000 outstanding and currently owed to the 2020 Noteholders (the “Outstanding Debt”). Pursuant to the Exchange Agreements, the Company issued an aggregate of 222,574 ADSs (the “Exchange ADSs”) in satisfaction of the Outstanding Debt.

The foregoing does not purport to be a complete description of the Exchange Agreements and is qualified in its entirety by reference to the full text of the form of such documents, which is filed as Exhibit 10.3 to this Form 8-K and incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The information contained in Item 1.01 of this Current Report on Form 8-K in relation to (i) the ADSs, (ii) the Warrants, and (iii) the Warrant ADSs, (collectively, the “PIPE Securities”) is incorporated herein by reference. None of the issuances of the PIPE Securities will be registered under the Securities Act or any state securities laws. The PIPE Securities will be issued in reliance on the exemptions from registration provided by Section 4(a)(2) under the Securities Act and/or Regulation D promulgated thereunder. The Company is relying in part on representations made by the Purchasers in the Purchase Agreement. Each Purchaser has represented that it is a “qualified institutional buyer” or an “accredited investor” as those terms under Regulation D promulgated pursuant to the Securities Act, and that it is acquiring the securities for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof, and appropriate legends will be affixed to the securities. The sale of the PIPE Securities did not involve a public offering and was made without general solicitation or general advertising.

The information set forth under Item 1.01 above of this Current Report on Form 8-K in relation to the Exchange ADS is incorporated herein by reference. When issuing the Exchange ADSs pursuant to the Exchange Agreement in exchange for the cancellation of the Outstanding Debt, the Company relied upon the exemption from the registration requirements of the Securities Act available under Section 3(a)(9) promulgated thereunder due to the fact that the Outstanding Debt was a liability of the Company, the 2020 Noteholders did not pay any additional consideration besides cancelling the Outstanding Debt, and the Company did not pay any commission or remuneration for the solicitation of the exchange.

Item 7.01. Regulation FD Disclosure.

On August 28, 2026, the Company issued a press release announcing the pricing of the Private Placement. A copy of the press release is attached as Exhibit 99.1 to this Current Report and is incorporated by reference herein.

On August 28, 2026, the Company announced positive interim results from CL-QRX003-004, its ongoing Phase 2/3 study of QRX003 4% lotion in patients with Netherton Syndrome. A copy of the press release is attached as Exhibit 99.2 to this Current Report and is incorporated by reference herein.

The information in this Item 7.01, Exhibits 99.1 and Exhibit 99.2 attached hereto are furnished and shall not be deemed to be “filed” with the SEC for purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference into any filing under the Securities Act or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 8.01 Other Events

On August 28, 2026, the Company announced positive interim results from CL-QRX003-004, its ongoing Phase 2/3 study of QRX003 4% lotion in patients with Netherton Syndrome. For the first six participants to complete 12 weeks of treatment, the study met its primary endpoint with statistical significance.

Summary of CL-QRX003-004 Interim Results in Netherton Syndrome

•	The primary endpoint of 1-grade improvement or greater for IGA on all of the treatment area met the pre-specified alpha-adjustment for interim analysis with statistical significance (p= 0.0087 vs. α=0.0215.) Four of six (66.7%) participants achieved the target 1-grade or greater improvement across all of the treatment area in Investigator Global Assessment (IGA) from baseline at Week 12, or 66.67% (95% CI: 22.28%, 95.67%), p=0.0087 against a pre-specified alpha of 0.0215.

•	Two of those four (50%) participants achieved a 2-grade or greater IGA improvement across all of the treatment area.

•	Key secondary endpoint, a Global Statistical Test of Global Impression of Change, achieved statistical significance at week 12 with a mean change of -1.5 (SD 0.82), (p-value=0.007 vs α=0.0215.) All three participants with moderate to severe pruritus at baseline achieved a clinically meaningful greater than 3-grade improvement in Worst Itch Numeric Rating Scale (WI-NRS, scale 0-10) at Week 12. One participant had a greater than 6-grade improvement.

•	For the Ichthyosis Area and Severity Index (IASI), improvements ranging from 31-87% reduction in severity from baseline were recorded after 12 weeks of treatment with QRX003. These results mirrored those for the IGA with the same 4 participants recording clinically meaningful improvements for both endpoints.

•	No treatment-related serious adverse events were reported. No clinically significant ECG, laboratory, or vital sign abnormalities were identified.

•	Quoin expects to complete recruitment of all 20 participants in CL-QRX003-004 by the end of 2026 and report topline data in the second quarter of 2027.

•	If approved, QRX003 could become the first FDA-approved treatment for Netherton Syndrome.

Study Design

CL-QRX003-004 is a Phase 2/3, multicenter, baseline-controlled, open-label study evaluating the safety, tolerability, and efficacy of QRX003 4% lotion applied twice daily to all of the body excluding the scalp in patients with Netherton Syndrome. The study will enroll approximately 20 evaluable participants aged four years and older across multiple clinical sites in both the US and the UK.

Treatment duration is 12 weeks, followed by a four-week post-treatment End of Study visit. Subjects must discontinue all standard of care therapy, including topical and systemic prescriptions, for the duration of the study.

Interim Results

This interim analysis covers the first six participants to complete the 12-week treatment period. The cohort comprised three male and three female participants ranging in age from 11 to 52 years.

Primary Endpoint: IGA 1-Grade or Greater Improvement from Baseline

The primary endpoint is the proportion of participants achieving a 1-grade or greater reduction in IGA from baseline at Week 12. Four of six participants met that threshold, a rate of 66.67% (95% CI: 22.28%, 95.67%). The result achieved a p-value of 0.0087 against a pre-specified null hypothesis of one responder, easily clearing the pre-specified alpha adjustment for interim evaluation of 0.0215.

Primary Endpoint: IGA 1-Grade or Greater Improvement from Baseline
Visit	Responders (N)	Percent (95% CI)	P-Value
Week 12 End of Treatment	4 (6)	66.67% (22.28%, 95.67%)	0.0087

•	Pre-specified alpha adjustment for interim evaluation (p=0.0087 vs. α=0.0215)
•	Null hypothesis was 1 patient responder

Global Statistical Test- Global Impression of Change (GIC)

On the key secondary endpoint, Global Statistical Test of Global Impression of Change, participants recorded a mean change of -1.5 (SD 0.82) at Week 12, with a 95% confidence interval of -2.3 to -0.6 and a statistically significant p-value of 0.007 vs pre-specified alpha adjustment for interim evaluation α=0.0215.

Global Statistical Test- Global Impression of Change (GIC)
Visit	Statistics	Observed Value
Week 12	N	6
	Mean (SD)	-1.5 (0.82)
	95% Confidence Interval	(-2.3, -0.6)
	One Sample T-Test P-value	0.0070

WI-NRS: 2-Grade or Greater Improvement from Baseline

On the WI-NRS responder analysis, three of six participants achieved a 3-grade or greater improvement from baseline, a rate of 50% (95% CI: 11.81%, 88.19%), p=0.0623. Notably, this result was achieved by all three participants with moderate to severe pruritus at baseline. One participant had a greater than 6-grade improvement.

WI-NRS: 2-Grade or Greater Improvement from Baseline
Visit	Responders (N)	Percent (95% CI)	p-Value
Week 12	3 (6)	50.00% (11.81%, 88.19%)	0.0623

Secondary Endpoint: IASI Individual Scores

Four of the six participants achieved a greater than 25% reduction in IASI severity with clinically meaningful scores ranging from 31%- 87% improvement from baseline achieved. The same four responders who met the primary IGA endpoint also achieved improvement in IASI scoring, demonstrating a high degree of consistency between both physician assessed skin endpoints, which further underscores the robustness of these clinical outcomes.

Safety

QRX003 4% lotion applied twice daily was well tolerated. No deaths and no treatment-related serious adverse events were reported. No clinically significant ECG, clinical laboratory, or vital sign abnormalities were identified. The safety profile observed to date supports continued clinical development.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are filed or furnished, as applicable, with this Current Report on Form 8-K:

Exhibit Number	Description

4.1	Form of Pre-Funded Warrant
4.2	Form of Ordinary Warrant
10.1*	Form of Securities Purchase Agreement, dated August 27, 2026
10.2	Form of Registration Rights Agreement, dated August 27, 2026
10.3	Form of Exchange Agreement, dated August 27, 2026
99.1	Press Release of the Company, dated August 28, 2026
99.2	Press Release of the Company, dated August 28, 2026
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*Exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted exhibit to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: August 28, 2026	QUOIN PHARMACEUTICALS LTD.

	By:	/s/ Michael Myers
	Name:	Dr. Michael Myers
	Title:	Chief Executive Officer